As filed with the Securities and Exchange Commission on July 11, 2014

Registration No. 333-165643

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 14

TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

Carter Validus Mission Critical REIT, Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

4211 West Boy Scout Blvd.

Suite 500

Tampa, Florida 33607

(813) 287 0101

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John E. Carter

Carter Validus Mission Critical REIT, Inc.

4211 West Boy Scout Blvd.

Suite 500

Tampa, Florida 33607

(813) 287 0101

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lisa Drummond

Carter Validus Mission Critical REIT, Inc.

4211 West Boy Scout Blvd.

Suite 500

Tampa, Florida 33607

Tel: (813) 287-0101

Fax: (813) 287-0397

Lauren Burnham Prevost, Esq.

Heath D. Linsky, Esq.

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326-1044

(404) 233-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of a “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SHARES OF COMMON STOCK

Carter Validus Mission Critical REIT, Inc. (the “Registrant”) filed a Registration Statement on Form S-11 (Commission File No. 333-165643) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on December 10, 2010, pursuant to which the Registrant registered 175,000,000 shares of common stock. Of the 175,000,000 shares of common stock registered, 150,000,000 shares were offered to the public pursuant to the primary offering on a “best efforts” basis for $10.00 per share and 25,000,000 shares were offered pursuant to the Registrant’s distribution reinvestment plan (the “DRIP”) at a purchase price of $9.50 per share.

On May 16, 2014, the Registrant reallocated 18,750,000 unsold shares from the DRIP to the primary offering. As a result, the Registrant was authorized to sell up to 168,750,000 shares in the primary offering and up to 6,250,000 shares in the DRIP.

As of the close of business on June 6, 2014, the Registrant had sold a total of 172,610,780 shares pursuant to the Registration Statement, including 168,641,965 shares sold to the public pursuant to the primary offering and 3,968,815 shares sold pursuant to the DRIP. By filing this Post-Effective Amendment No. 14 to the Registration Statement, the Registrant is no longer issuing shares pursuant to the Registration Statement and hereby deregisters the remaining 2,389,220 unsold shares.

On April 14, 2014, the Registrant filed a registration statement on Form S-3 to register up to 10,526,315 shares of our common stock that may be sold to existing investors pursuant to the DRIP at a purchase price that is the greater of 95% of the fair market value per share as determined by our board of directors and $9.50 per share. The Form S-3 registration statement became effective automatically upon filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment no. 14 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tampa, State of Florida on the 11th day of July, 2014.

CARTER VALIDUS MISSION CRITICAL REIT, INC.

By:	/s/ John Carter
John Carter Chief Executive Officer, President and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Capacity	Date

/s/ John Carter John Carter		Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)	July 11, 2014

/s/ Todd Sakow Todd Sakow		Chief Financial Officer and Treasurer (Principal Accounting Officer and Principal Financial Officer)	July 11, 2014

/s/* Mario Garcia, Jr.		Director	July 11, 2014

/s/* Jonathan Kuchin		Independent Director	July 11, 2014

/s/* Randall Greene		Independent Director	July 11, 2014

/s/* Ronald Rayevich		Independent Director	July 11, 2014

* By:	/s/ John Carter John Carter Attorney-in-fact